EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-110629) and related Prospectus of WebMD Corporation for the registration of $350,000,000 of its 1.75% Convertible Subordinated Notes Due 2023 and 22,742,040 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2004, except for Note 22, as to which the date is March 4, 2004, with respect to the consolidated financial statements and schedule of WebMD Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
November 11, 2004